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                                                                    EXHIBIT 99.1

                             LETTER OF INDEPENDENCE



This is to confirm that Brimmer, Burek & Keelan, LLP is independent of Transpirator Technologies, Inc. and none of the following exists:

  a. Investments by the auditors or their family members in Transpirator Technologies, Inc.

  b. Employment relationships between auditors or their family members in the above company.

  c. Bookkeeping or other services related to the above Company's records nor any other services that would have an effect on auditor's independence.



BRIMMER, BUREK & KEELAN LLP
Tampa, Florida
July 18, 2001